                                                                    EXHIBIT 99.1



                          INDEPENDENT AUDITORS' REPORT

To the Management of
Reliant Energy Retail Holdings, LLC
Houston, Texas

We have audited the accompanying consolidated balance sheet of Reliant Energy Retail Holdings, LLC and its subsidiaries (the Company), as of September 30, 2002, and the related statements of consolidated income, cash flows, and member's equity for the nine months ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2002, and the results of its operations and its cash flows for the nine months ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Houston, Texas
December 19, 2002

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES
                        STATEMENT OF CONSOLIDATED INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                             (THOUSANDS OF DOLLARS)


REVENUES:
  Electricity sales and services ...........................     $ 2,487,464
  Commercial, industrial and institutional margins .........         134,081
                                                                 -----------
    Total ..................................................       2,621,545
                                                                 -----------
EXPENSES:
  Purchased power ..........................................       1,713,578
  Accrual for payment to CenterPoint Energy, Inc. ..........          89,000
  Operations and maintenance ...............................         109,309
  General and administrative ...............................         165,604
  Depreciation and amortization ............................          18,532
  Taxes other than income ..................................          46,233
                                                                 -----------
    Total ..................................................       2,142,256
                                                                 -----------
OPERATING INCOME ...........................................         479,289
                                                                 -----------
OTHER (EXPENSE) INCOME:
  Interest (expense) income, net ...........................            (492)
  Interest (expense) income - affiliated companies, net ....             331
  Other, net ...............................................          (1,859)
                                                                 -----------
    Total other (expense) income ...........................          (2,020)
                                                                 -----------
INCOME BEFORE INCOME TAXES .................................         477,269
INCOME TAX EXPENSE .........................................         182,793
                                                                 -----------
NET INCOME .................................................     $   294,476
                                                                 ===========


               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2002
                             (THOUSANDS OF DOLLARS)


                                            ASSETS

CURRENT ASSETS:
  Cash and cash equivalents ..............................................................     $  115,343
  Customer accounts and notes receivable, billed and unbilled, net .......................        352,550
  Note receivable related to receivable facility .........................................        253,910
  Commercial, industrial and institutional marketing assets ..............................         48,102
  Commercial, industrial and institutional marketing assets - affiliate company, net .....         63,448
  Prepayments and other assets ...........................................................          5,302
                                                                                               ----------
    Total current assets .................................................................        838,655
                                                                                               ----------
PROPERTY, PLANT AND EQUIPMENT, NET .......................................................        160,248
                                                                                               ----------
OTHER ASSETS:
  Goodwill, net ..........................................................................         31,631
  Intangible assets, net .................................................................          2,902
  Investment in unconsolidated subsidiary ................................................         15,614
  Commercial, industrial and institutional marketing assets ..............................         23,681
  Commercial, industrial and institutional marketing assets - affiliate company, net .....          5,048
  Accumulated deferred income taxes ......................................................         27,981
  Other assets ...........................................................................          1,937
                                                                                               ----------
    Total other assets ...................................................................        108,794
                                                                                               ----------
      TOTAL ASSETS .......................................................................     $1,107,697
                                                                                               ==========

                                LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable, principally trade ....................................................     $  125,008
  Accounts and notes payable - affiliated companies ......................................        279,390
  Commercial, industrial and institutional marketing liabilities .........................         46,101
  Customer deposits ......................................................................         47,999
  Current maturities - long-term debt ....................................................          4,914
  Income taxes payable ...................................................................        134,958
  Accumulated deferred income taxes ......................................................          6,966
  Other current liabilities ..............................................................        120,542
                                                                                               ----------
    Total current liabilities ............................................................        765,878
                                                                                               ----------
OTHER LIABILITIES:
  Commercial, industrial and institutional marketing liabilities .........................          6,880
  Accrual for payment to CenterPoint Energy, Inc. ........................................         89,000
  Other liabilities ......................................................................         13,276
                                                                                               ----------
    Total other liabilities ..............................................................        109,156
                                                                                               ----------
LONG-TERM DEBT, LESS CURRENT MATURITIES ..................................................          5,107
MEMBER'S EQUITY:
  Member's equity ........................................................................        227,556
                                                                                               ----------
      TOTAL LIABILITIES AND MEMBER'S EQUITY ..............................................     $1,107,697
                                                                                               ==========

               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES
                      STATEMENT OF CONSOLIDATED CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                             (THOUSANDS OF DOLLARS)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .........................................................................   $     294,476
  Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation and amortization ....................................................          18,532
    Deferred income taxes ............................................................         (39,381)
    Net commercial, industrial and institutional marketing assets and liabilities ....         (14,170)
    Accrual for payment to CenterPoint Energy, Inc. ..................................          89,000
  Changes in other assets and liabilities:
    Accounts and notes receivable ....................................................        (576,217)
    Prepayments and other current assets .............................................          (3,671)
    Other assets .....................................................................          (1,245)
    Accounts payable .................................................................         103,538
    Customer deposits ................................................................          47,991
    Income taxes payable .............................................................         137,866
    Other current liabilities ........................................................          93,410
    Other liabilities ................................................................             721
                                                                                         -------------
      Net cash provided by operating activities ......................................         150,850
                                                                                         -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ...............................................................         (26,574)
  Other ..............................................................................             510
                                                                                         -------------
      Net cash used in investing activities ..........................................         (26,064)
                                                                                         -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes with affiliated companies, net ...................................         (29,127)
  Proceeds from long-term debt .......................................................          13,537
  Payments on long-term debt .........................................................          (3,515)
  Contributions from member ..........................................................           1,980
                                                                                         -------------
      Net cash used in financing activities ..........................................         (17,125)
                                                                                         -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS ............................................         107,661
CASH AND CASH EQUIVALENTS AT JANUARY 1, 2002 .........................................           7,682
                                                                                         -------------
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30, 2002 ......................................   $     115,343
                                                                                         =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
    Interest, net of amounts capitalized .............................................   $       6,635
    Income taxes .....................................................................          83,083


               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES
                    STATEMENT OF CONSOLIDATED MEMBER'S EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                             (THOUSANDS OF DOLLARS)


BALANCE AT JANUARY 1, 2002 ......................................   $     (68,900)
  Net income ....................................................         294,476
  Contributions from member .....................................           1,980
                                                                    -------------
BALANCE AT SEPTEMBER 30, 2002 ...................................   $     227,556
                                                                    =============


               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002


(1)  BACKGROUND AND BASIS OF PRESENTATION

     BACKGROUND

     Reliant Energy Retail Holdings, LLC (Retail Holdings), a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources), was formed September 1, 2000 in Delaware. Reliant Resources is the sole member and holds all 1,000 shares of the Company. Retail Holdings and its subsidiaries are collectively referred to herein as "the Company." Prior to September 30, 2002, the majority of Reliant Resources' common stock was owned by CenterPoint Energy Inc. (CenterPoint Energy), a diversified international energy services and energy delivery company. CenterPoint Energy served the electricity customers in Houston, Texas until January 1, 2002, when the electricity market opened to retail competition. CenterPoint Energy was formed on August 31, 2002 as the new holding company of Reliant Energy, Incorporated (Reliant Energy). On September 30, 2002, CenterPoint Energy distributed all of the 240 million shares of Reliant Resources common stock it owned to its common shareholders of record as of the close of business on September 20, 2002 (Distribution).

     The Company provides electricity and related services to its retail customers in Texas through its wholly owned subsidiaries consisting of Reliant Energy Retail Services, LLC (Retail Services), formed in September 2000; Reliant Energy Solutions, LLC (Solutions), formed in April 1996; and StarEn Power, LLC (StarEn Power) formed in November 2000. The assets and liabilities of Retail Services and Solutions were contributed to Retail Holdings. The Company became a retail electric provider in Texas when that market opened to retail electric competition in August 2001 for a pilot program during which time the market participants tested their systems with a small number of customers. The market fully opened to retail competition in January 2002 when the Company became the affiliated retail electric provider for all of CenterPoint Energy's approximately 1.7 million customers in the Houston area who did not take action to select another retail electric provider.

     Market Framework

     The Texas electric restructuring law passed in 1999 substantially changed the regulatory structure governing electric utilities in Texas in order to allow retail competition, which fully began in January 2002. Since January 1, 2002, all classes of customers of most investor-owned Texas utilities, as well as those of any municipal utility or electric cooperative that opted to participate in the competitive marketplace, have been able to choose their retail electric provider. Under the Texas regulatory structure, retail electric providers procure electricity from wholesale generators or marketers at unregulated rates, sell electricity at generally unregulated rates to their retail customers and pay the local transmission and distribution regulated utilities a regulated tariff rate for delivering the electricity to their customers. Affiliated retail electric providers are initially required to sell electricity to residential and small commercial customers within the electric utilities' previously regulated service area at a specified price referred to in the law as the "price to beat." Other non-affiliated retail electric providers are allowed to sell electricity to these customers at competitive prices. Affiliated retail electric providers may sell to customers outside of their service area at competitive prices.

     Retail Services

     As of September 30, 2002, Retail Services was the retail electric provider for approximately 1.63 million residential and small commercial customers located in the Houston metropolitan area, providing service at the price to beat. Retail Services also serves approximately 50,000 customers in other areas, principally Dallas, Texas, priced at competitive market rates. As the affiliated retail electric provider, Retail Services is not permitted to sell electricity to either residential or small commercial customers in CenterPoint Energy's electric utility service territory at a price other than the price to beat until January 1, 2005. This restriction remains in place until this date, unless the Public Utility Commission of Texas (Texas Utility Commission) determines that 40% or more of the amount of electric power that was consumed in 2000 by the relevant class of customers in the service territory is committed to be served by other retail electric providers prior to January 1, 2005. In addition, the Texas electric restructuring law requires Retail Services, as the affiliated retail electric provider, to make the price to beat available to residential and small commercial customers in CenterPoint Energy's electric utility service territory through January 1, 2007, if requested by these customers.

     The Texas Utility Commission regulations allow affiliated retail electric providers to request an adjustment to the fuel factor in their price to beat up to twice a year based on the percentage change in the price of natural gas, or increases in the price of purchased energy.

     Retail Services' price to beat fuel factor was initially set by the Texas Utility Commission in December 2001 based on an average forward 12-month natural gas price of $3.11/mmbtu. During 2002, Retail Services requested two price to beat fuel factor increases. Retail Services' first requested increase, filed on May 2, 2002, was based on an average forward 12-month natural gas price of $3.73/mmbtu and was approved on August 26, 2002. On November 13, 2002, Retail Services filed a second request with the Texas Utility Commission to increase the price to beat fuel factor for residential and small commercial customers based on a 7.7% increase in the price of natural gas from its previous request in May 2002. Retail Services' requested increase was based on a 10 trading day, average forward 12-month natural gas price of $4.02/mmbtu. The requested increase represents a 2.6% increase in the total bill of a residential customer using an average of 12,000 kWh per year. On December 10, 2002 the administrative law judge recommended to the Texas Utility Commission approval of a 7.7% increase to the price to beat fuel factor based on application of the Texas Utility Commission's price to beat rule. The Texas Utility Commission approved the increase on December 19, 2002.

     On August 26, 2002, the Texas Utility Commission initiated a rulemaking to determine whether the price to beat rule should be amended. A preliminary workshop was held on October 8, 2002 to address certain questions related to the current rule. On November 7, 2002, the Texas Utility Commission approved for publication a revised price to beat rule. The proposed changes from the current rule relate to (a) the number of days used to calculate the natural gas price average, (b) the threshold of what constitutes a significant change in the market price of natural gas and purchased energy,
     (c) processing of documents, (d) encouraging the development of liquid trading hubs in Texas and (e) additional specificity as to what adjustments to the price to beat will be considered following the final stranded cost determination in mid-2004. After interested parties file comments and reply comments, a public hearing on the proposed revisions will be held on January 7, 2003. The Company cannot predict what revisions, if any, the Texas Utility Commission will make to the price to beat rule or the effect that this rulemaking will have on its business and results of operations.

     Solutions

     Solutions provides electricity and energy services to large commercial, industrial and institutional customers with whom it has signed contracts. In addition, it provides electricity at previously established rates to those large commercial, industrial and institutional customers in the service territory of CenterPoint Energy's electric utility that have not entered into a contract with another retail electric provider. In order to be classified as a large commercial, industrial or institutional customer, an electricity customer may aggregate the purchase of electricity for its own use at multiple locations such that the total peak demand exceeds one megawatt (MW). Solutions or any other retail electric provider can provide services to these customers at any negotiated price.

     Provider of Last Resort/(POLR)

     The Texas electric restructuring law requires the Texas Utility Commission to designate certain retail electric providers as POLR in areas of the state in which retail competition is in effect. A POLR is required to offer a standard retail electric service package for each class of customers designated by the

     Texas Utility Commission at a specified price approved by the Texas Utility Commission, and is required to provide the service package to any requesting retail customer in the territory for which it is the POLR. In the event that another retail electric provider fails to serve any or all of its customers, the POLR is required to offer those customers the standard retail service package for the appropriate customer class with no interruption of service.

     On August 28, 2002, the Texas Utility Commission voted to amend the rules regarding POLR. Effective September 24, 2002, residential and small commercial customers whose service is terminated for non-payment of bills will be transferred to the affiliated retail electric provider instead of the POLR. The affiliated retail electric provider has the right to disconnect for non-payment as a result of assuming this responsibility. Under the amended rule, the POLR will primarily serve customers whose retail electric provider has defaulted or otherwise exited the market and the POLR will retain the right to disconnect these customers.

     StarEn Power serves as the POLR in portions of Texas, as designated by the Texas Utility Commission during 2002. The rates and terms under which StarEn Power provides service are governed by the terms of a settlement agreement between StarEn Power and various interested parties approved by the Texas Utility Commission. These agreements expire on December 31, 2002. On October 23, 2002, the Texas Utility Commission accepted Retail Services' bid to be POLR to residential and small commercial customers in the Oncor Electric Delivery Company, Central Power & Light Company, and Texas New Mexico service territories. In addition, the Texas Utility Commission accepted Solutions' bid to be POLR to large commercial customers in the Oncor Electric Delivery Company, Central Power & Light Company, CenterPoint Energy, West Texas Utilities, and Texas New Mexico service territories. In all cases, the approved bids covered a two-year term of service beginning January 1, 2003.

     Energy Supply

     The Company procures electricity through Reliant Energy Services, Inc.
     (RES), a wholly owned subsidiary of Reliant Resources. The Company has no ownership interest in RES. RES purchases the supply of energy required to meet the needs of the Company's retail customers. For example, RES may meet the needs of the Company by entering into long-term or short-term contracts to provide cyclic, intermediate, baseload or block power or may purchase auction capacity options from either non-affiliated parties or from Texas Genco, LP (Texas Genco), the affiliated power generator of CenterPoint Energy. These supply positions are continuously monitored and updated based upon retail sales forecasts and market conditions.

     RES manages this supply portfolio. As such, the Company benefits from the trading infrastructure of RES that has been developed to manage counterparty margining requirements, contract administration, risk management, accounting, market data gathering, physical commodity scheduling, and invoicing. Although RES does allocate costs associated with supply portfolio management to the Company, it is likely that the Company would experience higher management costs if it maintained its own supply portfolio management infrastructure, or contracted for supply management services from a third party.

     The contracts are entered into by RES with third parties for the purposes of supplying the Company with electricity necessary to serve its retail customers. These supply contracts are subject to the provisions of the master commodity purchase and sale agreements, master netting arrangements, and other contractual arrangements that RES utilizes with third-party customers and suppliers in connection with RES' trading and marketing activities, including those activities undertaken for the Company. Consequently, the costs associated with credit support for the supply portfolio managed by RES for the Company would differ significantly from those that the Company would experience if it managed the electricity supply portfolio directly with third parties.

     The Company reimburses RES for the ultimate price of any electricity sold from RES to the Company, including costs of derivative instruments, upon final delivery of that electricity. The Company does not account for the unrealized value associated with the derivative instruments executed by RES with third parties because the contracts are executed by RES.

     Beginning in October 2002, some of the supply will be contracted by Reliant Energy Electric Solutions, LLC, an affiliate of Retail Holdings. See Note 12(a) for discussion of the contract with Texas Genco, LP.

     Wholesale Market Design

     The Texas Utility Commission has initiated a rule-making project to evaluate alternative wholesale market designs. In the rulemaking project, the Texas Utility Commission will evaluate alternative methods for congestion management, including the potential implementation of locational nodal marginal pricing, the implementation of a day-ahead energy market, risk management tools and other wholesale market issues. The timeline for consideration of these issues includes workshops to be held through March 2003 with initial decisions on market issues to be made by the Texas Utility Commission in March or April 2003. Proposed rules and details would then be addressed with implementation of the decisions targeted for 2005. The Company cannot predict what revisions, if any, the Texas Utility Commission will make to the wholesale market design or the effect that this rulemaking will have on its business and results of operations.

     BASIS OF PRESENTATION

     The basis of accounting in the consolidated financial statements contemplates the recovery of the Company's assets and satisfaction of its liabilities in the normal course of conducting business.

     Amounts reported in the Statement of Consolidated Income are not necessarily indicative of amounts expected for a full year due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices and (c) timing of expenditures. The results of operations in these consolidated financial statements also include general corporate expenses allocated by Reliant Resources to the Company. All of the allocations in the consolidated financial statements are based on assumptions that management believes are reasonable under the circumstances; however, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if the Company had been operated as a stand-alone entity. Additionally, costs to manage the Company's supply may be greater if incurred on a stand-alone basis.

(2)  RELIANT RESOURCES REFINANCING AND LIQUIDITY ISSUES

     As of September 30, 2002, Reliant Resources had approximately $6.6 billion of credit facilities that will mature prior to September 30, 2003, including $5.2 billion prior to March 31, 2003. In October 2002, $1.6 billion of these credit facilities was refinanced. Reliant Resources expects to extend or replace its current credit facilities. The Company believes that any extension or replacement of Reliant Resources' facilities are likely to, as compared to the current facilities: include higher interest rates; more significantly restrict the use of Reliant Resources and its subsidiaries' cash; require collateral or additional collateral, as the case may be, as security; and otherwise contain more restrictive terms associated with loans to non-investment grade borrowers. If Reliant Resources is unable to extend or replace these facilities on acceptable terms and conditions, given the magnitude of the refinancings, Reliant Resources and certain of its subsidiaries, including RES, may be forced to consider other alternatives, including a reorganization under the protection of bankruptcy laws (a Reorganization). If a Reorganization were to occur, Reliant Resources expects, based on preliminary analysis and current circumstances, that it would not seek to include Retail Holdings or any of its subsidiaries in such Reorganization.

     Neither the Company nor any of its subsidiaries has guaranteed or pledged any of its assets to support any of the debt of Reliant Resources.

     Certain of Solutions' retail electricity contracts with large commercial and industrial customers permit the customers to terminate their contracts if Reliant Resources' unsecured debt ratings fall below investment grade, if its ratings are withdrawn entirely by a rating agency or if Reliant Resources becomes subjected to a Reorganization. Although each of the major ratings agencies downgraded Reliant Resources unsecured credit rating to below investment grade, no retail contracts have been terminated as of December 19, 2002, pursuant to these terms.

     From time to time, Reliant Resources and certain of its subsidiaries have provided financing and credit support to the Company. Reliant Resources and its subsidiaries' ability to provide such support may be limited due to restrictive terms and conditions of financings of Reliant Resources and its subsidiaries and due to Reliant Resources liquidity position.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Electricity sales and services related to retail customers not billed are recognized based upon estimated electricity and services delivered. At September 30, 2002, the amount not billed is $372 million, including approximately $77 million related to delayed billings. The amount shown as customer accounts and notes receivable on the Consolidated Balance Sheet is less than the amount not billed because certain of the accounts receivable have been sold. See Note 7. Problems or delays in the flow of information between the Electricity Reliability Council of Texas (ERCOT) Independent System Operator (ISO), the transmission and distribution utility and the retail electric providers and operational problems with the Company's new systems and processes could impact its ability to accurately estimate the amount not billed on a monthly basis. In addition, the Company must bill residential and small commercial customers that are subject to the Texas Utility Commission's customer protection rules within six months of delivering the electricity to these customers. Under current Texas Utility Commission rules, any electricity that cannot accurately be billed to residential and small commercial customers within that time frame cannot be billed or collected. The Company believes that the amount of electricity that cannot be billed within the six-month time frame will not have a material impact on the Company's results of operations or cash flows.

     The ERCOT ISO is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT market. The ERCOT ISO is also responsible for handling scheduling and settlement for all electricity supply volumes in the Texas deregulated electricity market. As part of settlement, the ERCOT ISO communicates the actual volumes delivered compared to the volumes scheduled. The ERCOT ISO calculates an additional charge or credit based on the difference between the actual and scheduled volumes, and based on a market-clearing price. Settlement charges also include allocated costs such as unaccounted-for energy. RES financially settles with the ERCOT ISO. RES then settles through affiliate transactions with the Company. Preliminary settlement information is due from the ERCOT ISO within two months after electricity is delivered. Final settlement information is due from the ERCOT ISO within twelve months after electricity is delivered. As a result, the Company records estimated supply costs using scheduled supply volumes and adjusts those costs upon receipt of settlement and consumption information. The ERCOT ISO settlement process was delayed due to operational problems between the ERCOT ISO, the transmission and distribution utility and the retail electric providers. During the third quarter of 2002, the ERCOT ISO began issuing final settlements for the pilot time period of July 31, 2001 to December 31, 2001. Currently, the final settlements are being received within the 12-month time frame. Delays in the ERCOT ISO settlement process could impact the Company's ability to accurately reflect supply costs.

     The Company records its transmission and distribution charges using the same method detailed above for its electricity sales and services to retail customers. At September 30, 2002 the transmission and distribution charges not billed by the transmission and distribution utilities are estimated to be $54 million. Delays or inaccurate billings from the transmission and distribution utilities could impact the Company's ability to accurately reflect transmission and distribution costs.

     For discussion on the use of estimates and assumptions employed in the recognition of mark-to-market income, see Note 5(a).

     (b) MARKET RISK AND UNCERTAINTIES

     The Company is subject to the risk associated with price movements of energy commodities through its marketing activities. For additional information regarding these risks, see Note 5. The Company is also subject to risks, such as, supply and prices of electricity, effects of competition, operation of deregulating power markets, seasonal weather patterns, and the regulatory environment in the United States. In addition, the Company is subject to risks relating to the reliability of the systems, procedures and other infrastructure necessary to operate the retail electric business.

     (c) PRINCIPLES OF CONSOLIDATION

     The accounts of Retail Holdings and its wholly owned subsidiaries are included in the consolidated financial statements except for RE Retail Receivables, LLC, which is a special purpose entity that was formed in July 2002 in order to sell the accounts receivable of Retail Services. See Note
     7. All significant inter-company transactions and balances are eliminated in consolidation. Other investments are carried at cost.

     (d) REVENUES

     The Company records gross revenue for energy sales and services to retail customers except for sales to large contracted commercial, industrial and institutional customers, under the accrual method and these revenues generally are recognized upon delivery.

     The Company's contracted sales of electricity to large commercial, industrial and institutional customers and purchases from RES to supply these sales are accounted for under the mark-to-market method of accounting as trading activities pursuant to Emerging Issues Task Force Issue No. 98-10. Under the mark-to-market method of accounting, contractual commitments are recorded at market value in commercial, industrial and institutional margins upon contract execution. The net changes in their fair values are recognized in the Statement of Consolidated Income as commercial, industrial and institutional margins in the period of change. Commercial, industrial and institutional margins related to the physical sale of electric power and other energy-related commodities are recorded in commercial, industrial and institutional margins in the delivery period. For additional discussion regarding trading and marketing earnings recognition and the related estimates and assumptions that can affect reported amounts of such earnings, see Note 5.

     (e) OPERATIONS AND MAINTENANCE EXPENSES

     The Operations and Maintenance expenses in the Statement of Consolidated Income include employee related costs, contractor costs, materials and supplies, and other expenses for customer operations, supply forecasting, credit and collection, remittance processing, customer contracting and information technology. Some of these expenses are allocated from CenterPoint Energy; see further discussion in Note 4(a).

     (f) GENERAL AND ADMINISTRATIVE EXPENSES

     The General and Administrative expenses in the Statement of Consolidated Income include employee related costs, contractor costs, advertising, materials and supplies, bad debt expense, and other expenses for marketing, market research, risk management, human resources, finance and accounting, and corporate and administrative services (including management services, financial and tax accounting, cash management and treasury support, legal, information technology system support, office management and human resources); and certain benefit costs. Some of these expenses are allocated from Reliant Resources; see further discussion in Note 4 (b).

     (g) LONG-LIVED ASSETS AND INTANGIBLES

     The Company records property, plant and equipment at historical cost.

                                                                                    AS OF
                                                            ESTIMATED USEFUL  SEPTEMBER 30, 2002
                                                              LIVES (YEARS)      (IN MILLIONS)
                                                            ----------------  ------------------
Information technology ..................................           3 - 10       $       162.4
Furniture and leasehold improvements ....................           1 - 7                  9.0
Machinery, telecommunications equipment and other .......             5                   14.3
                                                                                 -------------
    Total ...............................................                                185.7
Accumulated depreciation ................................                                (25.5)
                                                                                 -------------
    Property, plant and equipment, net ..................                        $       160.2
                                                                                 =============


     Information technology assets include hardware, software, consultant time, in-house labor, and capitalized interest used to design and implement various systems, including the customer billing and energy supply systems. Costs are capitalized in accordance with Statement of Position (SOP) 98-1, "Accounting for Cost of Computer Software Developed or Obtained for Internal Use".

     The Company recorded goodwill for the excess of the purchase price over the fair value assigned to the net assets of the acquisition of the energy services division of Southland Industries in 1999. This division contained contracts for performing energy-related services for commercial customers. The Company recognizes specifically identifiable intangibles, which include permanent seat licenses (PSL) at Reliant Stadium, demand side management contracts (DSM) which are contracts that allow the Company to install energy efficiency equipment for clients and share in future energy savings, and a non-compete agreement. The DSM contracts and the non-compete agreement were purchased as part of an acquisition of the energy services division from Southland Industries in 1999. Intangibles and goodwill balances are as follows:

                                                                                   AS OF
                                                        ESTIMATED USEFUL    SEPTEMBER 30, 2002
                                                         LIVES (YEARS)         (IN MILLIONS)
                                                        ----------------    ------------------
Goodwill ........................................                --          $        36.7
PSL .............................................                 5                    1.9
Non-compete agreement ...........................                 5                    0.2
DSM .............................................                 5                    2.0
                                                                             -------------
    Total .......................................                                     40.8
Accumulated amortization ........................                                     (6.3)
                                                                             -------------
    Goodwill and Intangibles, net ...............                            $        34.5
                                                                             =============


     The Company amortizes acquired intangibles, other than goodwill, on a straight-line basis over their contractual or estimated useful lives. The carrying amount of the Company's goodwill balance did not change during the nine months ended September 30, 2002. Estimated amortization expense for the remainder of 2002 and the five succeeding fiscal years is as follows (in millions):

2002.....................................................   $           0.2
2003.....................................................               0.8
2004.....................................................               0.8
2005.....................................................               0.4
2006.....................................................               0.4
2007.....................................................               0.3
                                                            ---------------
    Total................................................   $           2.9
                                                            ===============

     The Company periodically evaluates long-lived assets, including property, plant and equipment and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets.

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142), which provides that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than its fair value. The Company adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. As a result, on January 1, 2002, the Company discontinued amortizing goodwill into its results of operation pursuant to SFAS No. 142.

     During the first half of 2002, the Company completed the transitional impairment test for the adoption of SFAS No. 142 on its consolidated financial statements, including the review of goodwill for impairment as of January 1, 2002. This impairment test is to be performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeded fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any. Based on the first step of the goodwill impairment test, the Company's goodwill was not impaired.

     An impairment analysis requires estimates of possible future market prices, growth, competition and many other factors as of the determination date. The resulting impairment loss is highly dependent on these underlying assumptions. Such assumptions are generally consistent with those utilized in the Company's annual planning process and industry valuation and appraisal reports. If the assumptions and estimates underlying this goodwill impairment evaluation differ greatly from the actual results, there could be goodwill impairments in the future.

     SFAS No. 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company has elected to perform its annual test for indications of goodwill impairment as of November 1. Future impairments, if any, will be classified as an operating expense. The Company anticipates finalizing its annual impairment test during the fourth quarter of 2002 and currently does not anticipate impairment.

     As of March 31, 2002, the Company completed its assessment of intangible assets and no indefinite lived intangible assets were identified. No related impairment losses were recorded in the first quarter of 2002 and no changes were made to the expected useful lives of its intangible assets as a result of this assessment.

     (h) DEPRECIATION AND AMORTIZATION EXPENSE

     Depreciation is computed using the straight-line method based on economic lives. Other amortization expense includes amortization of PSL, DSM and non-compete agreements. See Note 3(g). The following table presents depreciation and amortization for the nine months ended September 30, 2002 (in millions):

Depreciation expense ............................................     $        18.1
Amortization expense ............................................               0.4
                                                                      -------------
    Total depreciation and amortization expense .................     $        18.5
                                                                      =============


     (i) CAPITALIZATION OF INTEREST EXPENSE

     Interest expense is capitalized as a component of projects under construction and is amortized over the assets' estimated useful lives. It is principally applied to information technology projects. Capitalized interest for the nine months ended September 30, 2002 is $1.4 million.

     (j) INCOME TAXES

     Although the Company is organized as a limited liability company, and therefore has no federal income tax liability, the Company calculates an income tax provision on a separate return basis under a tax sharing agreement with Reliant Resources. The Company is included in the consolidated Federal income tax returns of CenterPoint Energy through September 30, 2002. Beginning October 1, 2002, the Company will be included in the consolidated federal income tax returns of Reliant Resources. The Company uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences. Current federal income taxes are payable to or receivable from Reliant Resources.

     (k) CASH

     The Company records as cash and cash equivalents all liquid short-term investments with original maturities of three months or less.

     (l) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Accounts and notes receivable, principally from customers, on the Consolidated Balance Sheet are net of an allowance for doubtful accounts of $47 million. The provision for doubtful accounts for the nine months ended September 30, 2002 was $46 million.

     (m) NOTES RECEIVABLE RELATED TO RECEIVABLES FACILITY

     Notes receivable related to receivables facility includes the value of the note between the Company and RE Retail Receivables, LLC. See Note 7.

     (n) INVESTMENTS

     Investments include the Company's investment in its wholly owned subsidiary RE Retail Receivables, LLC. See Note 7.

     (o) OTHER CURRENT LIABILITIES

     Other current liabilities primarily include accruals for transmission and distribution charges, benefits costs, and state sales and gross receipts taxes.

     (p) NEW ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by the Company to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. The Company adopted SFAS No. 144 on January 1, 2002.

     In June 2002, the Emerging Issues Task Force (EITF) reached a consensus that all mark-to-market gains and losses on energy trading contracts should be shown net in the income statement whether or not settled physically. In October 2002, the EITF issued a consensus that superceded the June 2002 consensus. The October 2002 consensus required, among other things, that energy derivatives held for trading purposes be shown net in the income statement. This new consensus is effective for fiscal periods beginning after December 15, 2002. However, consistent with the new consensus and as allowed under EITF No. 98-10, the Company reported all energy trading and marketing activities on a net basis as commercial, industrial and institutional margins in its Statement of Consolidated Income.

     Furthermore, in October 2002, under EITF No. 02-03 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF No. 02-03) the EITF reached a consensus to rescind EITF No. 98-10. All new contracts that would have been accounted for under EITF No. 98-10, and that do not fall within the scope of SFAS No. 133, should no longer be marked-to-market through earnings beginning October 25, 2002. This transition is effective for the Company for the first quarter of 2003. A cumulative effect of a change in accounting principle should be recorded effective January 1, 2003, related to all contracts that cannot be recorded at fair value because they do not fall within the scope of SFAS No. 133 that were entered into or held, as applicable, prior to October 26, 2002. Historically, the Company's contracted sales of electricity to large commercial, industrial and institutional customers and contracted purchases to supply these sales were accounted for under the mark-to-market method of accounting pursuant to EITF No. 98-10. The Company is in the process of determining the effect of adoption on its consolidated financial statements. The Company does not expect to record substantial mark-to-market earnings beginning in 2003.

     Finally, the EITF has not reached a consensus on whether recognition of dealer profit, or unrealized gains and losses at inception of an energy trading contract is appropriate in the absence of quoted market prices or current market transactions for contracts with similar terms. In the June 2002 EITF meeting and again in the October 2002 EITF meeting, the FASB staff indicated that until such time as a consensus is reached, the FASB staff will continue to hold the view that previous EITF consensus does not allow for recognition of dealer profit, unless evidenced by quoted market prices or other current market transactions for energy trading contracts with similar terms and counterparties. During the nine months ended September 30, 2002, the Company recorded $42 million of fair value at the contract inception related to commercial, industrial and institutional margins. The Company believes that any material inception gains recorded subsequent to the FASB staff comment regarding this issue were evidenced by quoted market prices and other current market transactions for energy trading contracts with similar terms and counterparties.

(4)  RELATED PARTY TRANSACTIONS

     Accounts and notes payable - affiliated companies relate primarily to purchased power, interest, charges for services and office space rental. The affiliate accounts payable and notes payable are generally settled on a monthly basis. These items are discussed more fully below.

     (a) CENTERPOINT ENERGY

     The Consolidated Financial Statements include certain transactions between the Company and CenterPoint Energy involving remittance processing, bill inserting and bill printing. Amounts charged to the Company for these services were $3.0 million for the nine months ended September 30, 2002, and are included in operations and maintenance expense in the Statement of Consolidated Income. Certain of these services between the Company and CenterPoint Energy will continue after the Distribution under transition service agreements or other long-term agreements. It is not anticipated that a change, if any, in these costs and revenues would have a material effect on the Company's consolidated results of operations, cash flows or financial position.

     Customer deposits and the related liability of $46 million were transferred from CenterPoint Energy to the Company, effective with the transfer of the customers on January 1, 2002. In addition, the Company received $46 million of cash from CenterPoint Energy.

     The Company also pays to CenterPoint Energy a regulated tariff rate for delivering electricity to customers in the Houston area. For the nine months ended September 30, 2002, this expense was $663.7 million and is included in purchased power expense in the Statement of Consolidated Income.

     (b) RELIANT RESOURCES

     Reliant Resources provides the Company various corporate support services, including accounting, finance, investor relations, tax, risk, treasury, planning, legal, communications, governmental and regulatory affairs, human resources, information technology services and other shared services such as corporate security, facilities management, payroll and office support services. The costs of services have been directly charged or allocated to the Company using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on operating expenses and employees. These charges and allocations are not necessarily indicative of what would have been incurred had the Company been a stand-alone entity. Amounts charged and allocated to the Company for these services were $45.4 million for the nine months ended September 30, 2002. For the nine months ended September 30, 2002, the Company was charged $5.8 million for its share of allocated rent expense, which is included in general and administrative expense in the Statement of Consolidated Income.

     Reliant Resources manages the Company's daily cash balances. The Company records interest income or expense, based on whether the Company invested excess funds or borrowed funds from Reliant Resources.

     In July 2001, Reliant Resources executed the naming rights agreement covering the new football stadium for the Houston Texans. The naming rights agreement also covers the entertainment and convention facilities included in the stadium complex. These payments will continue to 2031. In addition to naming rights, the agreement provides Reliant Resources with significant sponsorship rights. The aggregate cost of the naming rights will be approximately $300 million. Beginning in 2002, when the new stadium became operational, Reliant Resources began paying $9.5 million each year through 2031 for annual advertising under this agreement. These costs are charged to the Company by Reliant Resources.

     Reliant Resources may be required to make a payment to CenterPoint Energy in early 2004, to the extent affiliated retail electric provider's price to beat for providing retail electric service to residential and small commercial customers in CenterPoint Energy's Houston service territory during 2002 and 2003 exceeds the market price of electricity. This payment is required by the Texas electric restructuring law, unless the Texas Utility Commission determines, on or prior to January 1, 2004, that 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within CenterPoint Energy's Houston service territory is committed to be served by retail electric providers other than the Company. This amount will not exceed $150 per customer, multiplied by the number of residential or small commercial customers, as the case may be, that the Company serves on January 1, 2004 in CenterPoint Energy's Houston service territory, less the number of residential or small commercial electric customers, as the case may be, the Company serves in other areas of Texas. As of September 30, 2002, the Company had approximately 1.63 million residential and small commercial customers in CenterPoint Energy's Houston service area. In the master separation agreement between Reliant Resources and Reliant Energy, Reliant Resources has agreed to make this payment, if any, to CenterPoint Energy. Currently, the Company believes it is probable that Reliant Resources will be required to make such payment to CenterPoint Energy related to its residential customers. As of September 30, 2002, the Company believes that the payment related to its residential customers will be in the range of $155 million to $185 million (pre-tax), with a most probable estimate of $170 million. In 2002, the Company entered into an agreement with Reliant Resources in which the Company agreed to reimburse Reliant Resources for the payment. This agreement was made because Retail Services receives the benefit of these customers and related profit margin. The Company will recognize the total obligation over the period it recognizes the related revenues based on the difference between the amount of the price to beat and the estimated market price of electricity multiplied by the estimated energy sold through January 1, 2004 not to exceed the maximum cap of $150 per customer. The Company recognized $89 million (pre-tax) for the nine months ended September 30, 2002. The remainder of the Company's estimated obligation will be recognized during the fourth quarter of 2002 and during 2003. In the future, the Company will revise its estimates of this payment as additional information about market price of electricity and the market share that will be served by the Company and other retail electric providers on January 1, 2004 becomes available and the Company will adjust the related accrual at that time. Currently, the Company believes that the 40% test for small commercial customers will be met and the Company will not make a payment related to those customers. If the 40% test is not met related to its small commercial customers and a payment is required, the Company estimates this payment would be approximately $30 million.

     (c) RES

     RES provides accounts payable, purchasing and logistics, commodity price risk management and supply procurement services for the Company. The administrative costs for these services were $5.9 million for the nine months ended September 30, 2002.

     As discussed in Note 1, the Company reimburses RES for electricity purchases as the electricity is delivered. The net purchases are included in purchased power expense in the Statement of Consolidated Income, except for purchases related to supply for large commercial, industrial and institutional customers under contract which are included in commercial, industrial and institutional. Sales and purchases of electricity related to large commercial, industrial and institutional customers under contract are accounted for on the mark-to-market basis (see Note 5(a)) and as noted in
     Note 3(p) are presented on a net basis in the Statement of Consolidated Income. Purchases of electricity from RES related to large commercial, industrial and institutional customers under contract for the nine months ended September 30, 2002, were $611 million. Unrealized gains related to supply contracts with RES accounted for on a mark-to-market basis totaled $105 million for the nine months ended September 30, 2002.

(5)  DERIVATIVE FINANCIAL INSTRUMENTS

     (a) COMMERCIAL, INDUSTRIAL AND INSTITUTIONAL ACTIVITIES

     The Company's commercial, industrial and institutional activities consist of providing electricity and energy services to large commercial, industrial and institutional customers under retail electricity contracts. The Company applies mark-to-market accounting for these contracts. Accordingly, these contracts are recorded at fair value with net realized and unrealized gains (losses) recorded as a component of revenues. The recognized, unrealized balances are recorded as commercial, industrial and institutional marketing assets/liabilities.

     The fair value of these electric sales contracts with large commercial, industrial and institutional customers was determined by comparing the contract price to an estimate of the market cost of delivered retail energy and applying the estimated volumes under the provisions of these contracts. The calculation of the estimated cost of delivered retail energy involves estimating the customer's anticipated load volume, and using the forward ERCOT over-the-counter (OTC) commodity prices, adjusted for the customer's anticipated load characteristics. Load characteristics in the valuation model include: the customer's expected hourly electricity usage profile, the potential variability in the electricity usage profile (due to weather or operational uncertainties), and the electricity usage limits included in the customer's contract. In addition, estimates include anticipated delivery costs, such as electric line losses, ERCOT system operator administrative fees and other market interaction charges, estimated credit risk and administrative costs to serve, and may include estimated transmission and distribution fees.

     In supplying the electricity to service the sales contracts with large commercial, industrial and institutional customers, RES and the Company negotiate a transfer price that RES will charge the Company for delivered supply. This transfer price includes a premium to the wholesale price of electricity on the date of execution for the estimated costs discussed in the preceding paragraph. As a result, the net mark-to-market value of the sales and supply contracts reflects the estimates discussed above. The remaining weighted-average duration of these sales and supply contracts is approximately eighteen months.

     (b) CREDIT RISKS

     The Company has credit risk related to the commercial, industrial and institutional contracts that are being marked-to-market and included in commercial, industrial and institutional marketing assets. The following table shows the composition of unaffiliated commercial, industrial and institutional marketing assets of the Company as of September 30, 2002 (in millions):

 COMMERCIAL, INDUSTRIAL AND INSTITUTIONAL MARKETING ASSETS     INVESTMENT GRADE        TOTAL
 ---------------------------------------------------------     ----------------    -------------
Energy marketers ...........................................   $                   $         0.4
Financial institutions .....................................               0.7               0.8
Gas and electric utilities .................................               8.2               8.2
Oil and gas producers ......................................               1.1               1.9
Industrials ................................................               1.2              10.6
Commercial, industrial and institutional customers .........              38.5              59.0
                                                                 -------------     -------------
    Total ..................................................     $        49.7     $        80.9
                                                                 =============
Credit and other reserves ..................................                                 9.2
                                                                                   -------------
Commercial, industrial and institutional marketing assets ..                       $        71.7
                                                                                   =============

     (c) GENERAL RISK POLICY

     The Company works with Reliant Resources' Risk Oversight Committee, which is comprised of corporate and business segment officers that oversees all commodity price, foreign currency and credit risk activities, including trading, marketing, power origination, risk management services and hedging activities. The committee's duties are to approve commodity risk policies, allocate risk capital within limits established by Reliant Resources' Board of Directors, approve trading of new products and commodities, monitor risk positions and monitor compliance with risk management policies and procedures and trading limits established by Reliant Resources' Board of Directors.

     The Company operates under risk management policies approved by the Reliant Resources Risk Oversight Committee. These policies detail the control parameters within which the commercial activity of each business unit must be conducted (e.g., approved products, markets, commodities, term, tenor, and position limits).

(6)  LONG-TERM DEBT

     On January 1, 2002, the Company sold equipment subject to an operating lease. This transaction was recorded as a borrowing under SFAS No. 13, "Accounting for Leases", because the Company retained substantial risk of ownership in the leased property. The Company is required to either repurchase the lease or remarket the leased equipment in the event that the lessee defaults on the lease. The initial balance of the debt was $13 million and the term of the lease is 28 months. As of September 30, 2002, the remaining lease obligation is $10 million of which $4.9 million is recorded as a current obligation.

(7)  SALES OF RECEIVABLES

     In July 2002, the Company entered into an arrangement (Receivables Facility) with a financial institution to sell an undivided interest in accounts receivable from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution will invest a maximum of $250 million for its interest in such receivables. In November 2002, the maximum amount of the Receivables Facility was reduced to $200 million. The Receivables Facility expires July 2003 and may be renewed at the Company's option and the option of the financial institution participating in the Receivables Facility. If the Receivables Facility is not renewed on its termination date, the collections from the receivables purchased will repay the financial institution's investment and no new receivables will be purchased under the Receivables Facility. There can be no assurance that the financial institution participating in the Receivables Facility will agree to a renewal. The Receivables Facility may be increased to an amount greater than $200 million on a seasonal basis, subject to the availability of receivables and approval by the participating financial institution.

     The Company received net proceeds in an initial amount of $230 million. That amount was increased to $250 million on August 23, 2002. The amount of funding available to the Company under the Receivables Facility will fluctuate based on the amount of receivables available, which in turn, is effected by seasonal changes in demand for electricity. As of December 19, 2002, the amount of funding outstanding under the Company's Receivables facility was $140 million.

     Pursuant to the Receivables Facility, the Company formed a qualified special purpose entity (QSPE), as a bankruptcy remote subsidiary. The QSPE was formed for the sole purpose of buying and selling receivables generated by the Company. The QSPE is a separate entity and its assets will be available first and foremost to satisfy the claims of its creditors. The Company, irrevocably and without recourse, transfers receivables to the QSPE. The company continues to service the receivables and receives a fee of 0.5% of cash collected. The amount was $4 million for the nine months ended September 30, 2002. The Company has no servicing assets or liabilities, because servicing fees are based on actual costs associated with collection of accounts receivable. The QSPE, in turn, sells an undivided interest in these receivables to the participating financial institution. The Company is not ultimately liable for any failure of payment of the obligors on the receivables. Reliant Resources has, however, guaranteed the performance obligations of the sellers and the servicing of the receivables under the related documents.

     The two-step transaction described in the above paragraph is accounted for as a sale of receivables under the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 140), and as a result the related receivables are excluded from the Consolidated Balance Sheet. The loss associated with the sale of receivables, $4 million for the nine months ended September 30, 2002, primarily the discount and loss on sale, is included in other expense in the Company's Statement of Consolidated Income. During the nine months ended September 30, 2002, an accumulated $521 million of receivables had been sold and the sale has been reflected as a reduction of accounts receivable in the Company's Consolidated Balance Sheet. The Company has a note receivable from the QSPE of approximately $254 million at September 30, 2002, which is included on the Consolidated Balance Sheet. This note is calculated as the amount of receivables sold to the QSPE, less the receivables sold by the QSPE to the financial institution, and the equity investment in the QSPE, which is equal to 3% of the receivables balance. At September 30, 2002, the equity balance was $15.6 million.

     The book value of the commodity accounts receivable is offset by the value of the allowance for doubtful accounts and customer security deposits. A discount rate of 4.62% was applied to projected cash collections over a 6-month period. The company's collection experience indicated that 98% of the accounts receivables would be collected within a 6-month period.

(8)  STOCK-BASED INCENTIVE COMPENSATION PLANS AND RETIREMENT PLANS

     (a) STOCK-BASED INCENTIVE COMPENSATION PLAN

     Subsequent to April 2001, the Company's eligible employees began participating in Reliant Resources' Long-Term Incentive Plan (LTIP) that provides for the issuance of stock-based incentives, including performance-based shares or units, restricted shares, stock options and stock appreciation rights, to key employees of the Company, including officers.

     Prior to May 2001, certain of the Company's employees were eligible to participate in Reliant Energy's Long-Term Incentive Compensation Plan (Reliant Energy LICP) and other incentive compensation plans that provide for the issuance of stock-based incentives, including performance-based shares, restricted shares, stock options and stock appreciation rights, to key employees of the Company, including officers.

     In addition, the Company participates in the Reliant Resources, Inc. Transition Stock Plan, which is a plan designed to govern the outstanding Reliant Resources' stock options and time-based restricted shares resulting from the conversion of Reliant Energy stock options and Reliant Energy performance-based shares, as applicable, upon the Distribution, as discussed below.

     Stock-based incentive grants and expense information presented herein represents the Company's portion of the overall plans.

     Performance-based shares and restricted shares. Performance-based shares and restricted shares have been granted to employees without cost to the participants under the Reliant Energy LICP and the Reliant Resources' stock plans. The performance-based shares generally vest three years after the grant date based upon performance objectives over a three-year cycle except as discussed below. The restricted shares vest to the participants at various times ranging from immediate vesting to vesting at the end of a three-year period. Upon vesting, the shares are issued to the plans' participants. During the nine months ended September 30, 2002, the Company recorded compensation expense of $0.6 million, related to performance-based shares and restricted share grants.

     As of the Distribution, Reliant Energy's compensation committee converted outstanding performance shares under the Reliant Energy LICP for the performance cycle ending December 31, 2002 to a number of time-based restricted shares of Reliant Energy's common stock equal to the number of performance-based shares that would have vested if the performance objectives for the performance cycle were achieved at the maximum level. These time-based restricted shares will vest if the participant holding the shares remains employed with the Company through December 31, 2002. On the date of the Distribution, holders of these time-based restricted shares received shares of the Reliant Resources' common stock in the same manner as other holders of Reliant Energy common stock, but these shares of the Reliant Resources' common stock will be subject to the same time-based vesting schedule, as well as to the terms and conditions of the plan under which the original performance-based shares were granted. Thus, following the Distribution, the Company's employees who held performance-based shares under Reliant Energy's LICP for the performance cycle ending December 31, 2002 will hold time-based restricted shares of CenterPoint Energy's common stock of 160,480 and time-based restricted shares of Reliant Resources' common stock of 126,555 which will vest following continuous employment through December 31, 2002.

     Stock Options. Under both Reliant Energy's and Reliant Resources plans, stock options generally become exercisable in one-third increments on each of the first through third anniversaries of the grant date. The exercise price is based on the average of the high and low sales price of the applicable common stock on the New York Stock Exchange on the grant date. Reliant Resources applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for these fixed stock options. The following table summarizes stock options outstanding and exercisable as of September 30, 2002 related to the Company:

                                                     CENTERPOINT ENERGY                  RELIANT RESOURCES
                                              -------------------------------     -------------------------------
                                                                  WEIGHTED                            WEIGHTED
                                                 NUMBER OF        AVERAGE           NUMBER OF         AVERAGE
                                                  SHARES       EXERCISE PRICE         SHARES       EXERCISE PRICE
                                              -------------    --------------     -------------    --------------
Outstanding at September 30, 2002 .......           717,111     $       18.80         3,023,788     $       18.82
                                              =============                       =============
Options exercisable at September 30, 2002           498,632     $       18.03           825,786     $       20.25
                                              =============                       =============

     Exercise prices for CenterPoint Energy stock options outstanding and held by Company employees ranged from $14.86 to $36.25. Exercise prices for Reliant Resources stock options outstanding held by Company employees ranged from $4.95 to $34.03.

     As of the record date of the Distribution, Reliant Energy converted all outstanding Reliant Energy stock options granted prior to May 4, 2001 (totaling 717,000 stock options) to a combination of CenterPoint Energy stock options totaling 717,000 stock options with a weighted-average exercise price of $18.80 and Reliant Resources stock options totaling 565,516 stock options with a weighted-average exercise price of $9.05. For the converted stock options, the sum of the intrinsic value of Reliant Energy stock options immediately prior to the record date of the Distribution equaled the sum of the intrinsic values of the CenterPoint Energy stock options and the Reliant Resources stock options granted immediately after the record date of the Distribution.

     Employee Stock Purchase Plan. Reliant Resources established the Employee Stock Purchase Plan (ESPP). Under the ESPP, employees may contribute up to 15% of their compensation, as defined, towards the purchase of shares of Reliant Resources common stock at a price of 85% of the lower of the market value at the beginning of the purchase period or end of each six-month purchase period. The market value of the shares acquired in any year may not exceed $25,000. At September 30, 2002, 116,041 shares were sold to employees under the ESPP at a price of $14.07 per share, related to the January 2002 purchase and 206,565 shares were sold to employees under the ESPP at a price of $7.44 per share related to the July 2002 purchase.

     Pro Forma Effect on Net Income. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies the guidance contained in APB No. 25 and discloses the required pro forma effect on net income of the fair value based method of accounting for stock compensation. The weighted average fair value at date of grant for Reliant Resources options granted during the nine months ended September 30, 2002 was $5.09. The fair values were estimated using the

     Black-Scholes option valuation model with the following weighted-average assumptions for the options granted during the nine months ended September 30, 2002:

Expected life in years...................................               5
Interest rate............................................            4.43%
Volatility...............................................           46.99%

     Pro forma information for the nine months ended September 30, 2002 takes into account the amortization of stock-based compensation, including performance shares, purchases under the employee stock purchase plan and stock options, to expense on a straight-line basis over the vesting period. Had compensation costs been determined as prescribed by SFAS No. 123, the Company's net income for the nine months would have been reduced by $5.4 million (after-tax).

     (b) PENSION

     Certain of the Company's employees have an accrued benefit in CenterPoint Energy's non-contributory pension plan (Retirement Plan). Effective March 1, 2001, Reliant Resources and its subsidiaries no longer accrued benefits under this plan for their domestic non-union employees. The Retirement Plan provides retirement benefits based on years of service and compensation. CenterPoint Energy's funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Pension expense was allocated to the Company based on the number of Company employees with an accrued benefit. Assets of the Retirement Plan are not segregated or restricted by CenterPoint Energy's participating subsidiaries and accrued obligations for the Company employees are the obligation of the Retirement Plan. The Company's pension expense was approximately $1 million for the nine months ended September 30, 2002.

     (c) EMPLOYEE SAVINGS PLAN

     The Company participates in the Reliant Resources' Savings Plan (Savings
     Plan) which is a tax qualified plan under Section 401 (a) of the Internal Revenue Code of 1986, as amended (Code), and includes a cash or deferred arrangement under Section 401(k) of the Code. Under the Savings Plan, participating employees may contribute a portion of their compensation, pre-tax or after tax, generally up to a maximum of 16% of compensation.

     The plan provides for (a) an employer matching contribution equal to 100% of the first 6% of each employee's contribution to the plan, (b) a 2% of compensation employer contribution each payroll period for 2002, limited to the first $85,000 of compensation, and (c) a discretionary employer contribution up to 3% of compensation at the end of the plan year. The matching contribution and payroll profit-sharing contributions are made in cash. The annual profit-sharing contribution may be made in cash or company stock. All participant and company contributions are fully vested when made.

     The Company's savings plan benefit expense for the nine months ended September 30, 2002 was $2.6 million.

     (d) POSTRETIREMENT BENEFITS

     Historically, the Company provided some postretirement benefits through CenterPoint Energy plans (primarily medical care and life insurance benefits) for its retired employees, substantially all of whom may become eligible for these benefits when they retire. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", requires that the expected cost of employees' postretirement benefits, be charged to income during the years in which employees render service. The Company's postretirement benefit costs were approximately $0.4 million for the nine months ended September 30, 2002.

(9)  INCOME TAXES

     The Company's current and deferred components of income tax expense (benefit) were as follows for the nine months ended September 30, 2002 (in millions):

Current
  Federal ........................................................     $       195.2
  State ..........................................................              27.0
                                                                       -------------
    Total current ................................................             222.2
                                                                       -------------
Deferred
  Federal ........................................................             (36.9)
  State ..........................................................              (2.5)
                                                                       -------------
    Total deferred ...............................................             (39.4)
                                                                       -------------
Income tax expense ...............................................     $       182.8
                                                                       =============

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows for the nine months ended September 30, 2002 (in millions):

Income before income taxes ........................................    $       477.3
Federal statutory rate ............................................             35.0%
                                                                       -------------
Income tax expense at statutory rate ..............................            167.1
                                                                       -------------
Net addition (reduction) in taxes resulting from:
  State income taxes, net of federal income tax benefit ...........             15.8
  Other, net ......................................................             (0.1)
                                                                       -------------
    Total .........................................................             15.7
                                                                       -------------
Income tax expense ................................................    $       182.8
                                                                       =============
Effective rate ....................................................             38.3%

     Following were the Company's tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases as of September 30, 2002 (in millions):

 Deferred tax assets:
 Current:
   Allowance for doubtful accounts and credit provisions .........     $        17.9
                                                                       -------------
     Total current deferred tax assets ...........................              17.9
                                                                       -------------
 Non-current:
   Employee benefits .............................................               3.9
   Accrual for payment to CenterPoint Energy, Inc. ...............              34.0
   Other .........................................................               0.3
                                                                       -------------
     Total non-current deferred tax assets .......................              38.2
                                                                       -------------
     Total deferred tax assets ...................................     $        56.1
                                                                       =============

 Deferred tax liabilities:
 Current:
   Commercial, industrial and institutional marketing assets, net      $        24.9
                                                                       -------------
     Total current deferred tax liabilities ......................              24.9
                                                                       -------------
 Non-current:
   Depreciation and amortization .................................               1.9
   Commercial, industrial and institutional marketing assets, net                8.3
                                                                       -------------
     Total non-current deferred tax liabilities ..................              10.2
                                                                       -------------
     Total deferred tax liabilities ..............................     $        35.1
                                                                       -------------
     Accumulated deferred income taxes, net ......................     $        21.0
                                                                       =============

(10) COMMITMENTS AND CONTINGENCIES

     (a) LEGAL MATTERS

     Regulatory Investigations. In connection with the Texas Utility Commission's industry-wide investigation into potential manipulation of the ERCOT market, the Company has provided information to the Texas Utility Commission concerning its scheduling and trading practices on and after July 31, 2001. Also, the Company, and four other qualified scheduling entities in ERCOT, reached a settlement relating to scheduling issues that arose during August 2001. The Texas Utility Commission approved the settlement on November 7, 2002. The costs of the settlement will be transferred to the Company.

     Other Legal and Environmental Matters. The Company is involved in other environmental and legal proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters.

     (b) LEASE COMMITMENTS

     The following table sets forth information concerning the Company's obligations under non-cancelable long-term operating leases, which primarily relate to rental agreements for building space and data processing equipment, for the remainder of 2002 and the five succeeding fiscal years (in millions):

2002.....................................................   $           0.9
2003.....................................................               3.7
2004.....................................................               2.7
2005.....................................................               2.6
2006....................................................                2.4
2007 and beyond.........................................                8.2
                                                            ---------------
    Total................................................   $          20.5
                                                            ===============

     Total lease expense for all operating leases was $2.8 million for the nine months ended September 30, 2002.

     (c) OTHER COMMITMENTS

     For information regarding commitments to CenterPoint Energy and commitments to affiliates, see Note 4.

(11) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of financial instruments, including cash and cash equivalents, short-term and long-term borrowings, and commercial, industrial and institutional marketing assets and liabilities (see Note 5(a)), are equivalent to their carrying amounts in the Consolidated Balance Sheet. The fair values of commercial, industrial and institutional marketing assets and liabilities as of September 30, 2002 have been determined using quoted market prices for the same or similar instruments when available or other estimation techniques.

(12) SUBSEQUENT EVENTS

     (a) AGREEMENTS RELATING TO TEXAS GENCO, LP

     On October 1, 2002, the Company through a subsidiary, Reliant Energy Electric Solutions, LLC, entered into a master power contract with Texas Genco, LP, a subsidiary of CenterPoint Energy, covering, among other things, the Company's purchases of capacity and/or energy from Texas Genco's generating units, under an unsecured line of credit. This contract contains covenants that restrict the activities of several of the Company's subsidiaries transacting business in Texas. These restrictions include limitations on the ability of these subsidiaries to (a) sell assets (including customers), consolidate or merge with other companies, including affiliated companies outside the Company; (b) grant liens on their properties (other than permitted liens);
     (c) borrow money in excess of agreed upon levels (other than securitizations of customer accounts); (d) enter into or guaranty certain trading arrangements; and (e) incur liabilities outside the ordinary course of the Company's business. In addition, there are restrictions involving transactions with affiliates. The primary term of this contract ends on December 31, 2003.

     (b) DEFAULT UNDER THE RECEIVABLE FACILITY

     On October 21, 2002, the Company, notified a financial institution under the Receivables Facility (see Note 7) of a violation of a certain compliance ratio test that is considered an amortization event whereby the financial institution has the right to liquidate the receivables it owns to collect the total amount outstanding under the terms of the Receivable Facility. The Company has received a waiver and amendment from the financial institution, which cures the violation.

     On December 2, 2002, the Company notified a financial institution under the Receivables Facility (see Note 7) of two violations of certain compliance ratio tests that are considered amortization events whereby the financial institution has the right to liquidate the receivables it owns to collect the total amount outstanding under the terms of the Receivable Facility. The Company has requested a waiver of these two compliance ratio tests. There is no assurance that the financial institution will grant such waiver.